Exhibit 10.2

HASHDEX NASDAQ CME CRYPTO INDEX ETF

AUTHORIZED PARTICIPANT AGREEMENT

This Authorized Participant Agreement (the “Agreement”), dated as of the date of the last signature set forth on the signature pages hereto, is entered into by and among Marex Capital Markets Inc. (the “Authorized Participant”), and is further subject to acknowledgement and agreement by Hashdex Nasdaq CME Crypto Index ETF, a Delaware statutory trust (the “Trust”), and Hashdex Asset Management Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as sponsor of the Trust (the “Sponsor”).

SUMMARY

As provided in the Trust Agreement of the Trust, as amended (the “Trust Agreement”), as currently in effect and described in the Prospectus (defined below), units of fractional undivided beneficial interest in and ownership of the Trust (the “Shares”) may be created or redeemed by the Sponsor for an Authorized Participant in aggregations of a minimum of 10,000 Shares (each aggregation of 10,000 Shares, a “Creation Unit”). Creation Units are offered only pursuant to a registration statement of the Trust on Form S-1, as amended (Registration No.: 333-280990), as declared effective by the Securities and Exchange Commission (“SEC”) and as the same may be amended from time to time thereafter or any successor registration statement in respect of Shares of the Trust (collectively, the “Registration Statement”) together with the prospectus of the Trust (the “Prospectus”) included therein. Under the Trust Agreement, the Sponsor is authorized to issue Creation Units to, and redeem Creation Units from, authorized participants, only through the facilities of the Depository Trust Company (“DTC”) or a successor depository. This Agreement and the Procedures (defined below) set forth the specific procedures by which the Authorized Participant may create or redeem Creation Units.

Because new Shares can be created and issued on an ongoing basis, at any point during the valid existence of the Trust, a “distribution,” as such term is used in the Securities Act of 1933, as amended (“1933 Act”), may be occurring. The Authorized Participant is cautioned that some of its activities may result in its being deemed a participant in a distribution in a manner which may, under certain circumstances, render it a statutory underwriter and subject it to the prospectus- delivery and liability provisions of the 1933 Act. The Authorized Participant should review the “Plan of Distribution” portion of the Prospectus and consult with its own counsel in connection with entering into this Agreement and submitting Orders (defined below). For the avoidance of doubt, the Authorized Participant does not admit to being an underwriter of the Shares. The Sponsor agrees not to, and to cause its employees and agents not to, describe the Authorized Participant as an underwriter, a statutory underwriter or a distributor with respect to the Shares or assert such in any proceeding or regulatory process.

Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Trust Agreement or Authorized Participant Procedures set forth in Attachment B hereto (the “Procedures”).

To give effect to the foregoing premises and in consideration of the mutual covenants and agreements set forth below, the parties hereto agree as follows:

Section 1. Order Placement.

To place orders to the Sponsor (or its agent) to create or redeem one or more Creation Units, the Authorized Participant must follow the procedures for creation and redemption referred to in Section 3 of this Agreement and the Procedures described in Attachment B, as each may be amended, modified or supplemented from time to time.

This Agreement is intended to set forth certain premises and the procedures by which the Authorized Participant may purchase and/or redeem through the Continuous Net Settlement (“CNS”) clearing processes of NSCC as such processes have been enhanced to effect purchases and redemptions of Units, such processes being referred to herein as the “CNS Clearing Process,” or (ii) outside the CNS Clearing Process (i.e., through the manual process of The Depository Trust Company (“DTC”)) (the “DTC Process”).

Solely with respect to Purchase Orders or Redemption Orders effected through the CNS Clearing Process, the Authorized Participant hereby authorizes the Transfer Agent to transmit to the NSCC on behalf of the Authorized Participant such instructions consistent with the instructions issued by the Authorized Participant to the Transfer Agent. The Authorized Participant agrees to be bound by the terms of such instructions issued by the Transfer Agent and reported to NSCC as though such instructions were issued by the Authorized Participant directly to NSCC, provided that such instructions issued by the Transfer Agent are consistent with the instructions issued by the Authorized Participant.

Section 2. Status, Representations and Warranties of the Parties.

(a)	The Authorized Participant represents and warrants and covenants the following:

(i) The Authorized Participant is a participant of DTC (as such a participant, a “DTC Participant”). If the Authorized Participant ceases to be a DTC Participant, the Authorized Participant shall give prompt notice to the Sponsor of such event, and this Agreement shall terminate immediately as of the date the Authorized Participant ceased to be a DTC Participant.

(ii) Unless Section 2(a)(iii) applies, the Authorized Participant either (1) is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (“1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (the “FINRA”), or (2) is exempt from being, or otherwise is not required to be, licensed as a broker-dealer or a member of FINRA, and in either case is qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. In connection with the purchase or redemption of Creation Units and any related offers or sales of Shares, the Authorized Participant will maintain any such registrations, qualifications and membership in good standing and in full force and effect throughout the term of this Agreement. The Authorized Participant will comply with all applicable federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, and with the FINRA By-Laws and Conduct Rules of FINRA if it is a FINRA member, to the extent the foregoing relates to the Authorized Participant’s transactions in and activities with respect to Shares, and that it will not offer or sell Shares in any state or jurisdiction where they may not lawfully be offered and/or sold.

(iii) If the Authorized Participant is offering or selling Shares in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered, qualified or a member of FINRA as set forth in Section 2(a)(ii) above, the Authorized Participant will, in connection with such offers and sales, (1) observe the applicable laws of the jurisdiction in which such offer and/or sale is made, (2) comply with the prospectus delivery and other applicable requirements of the 1933 Act, and the regulations promulgated thereunder, and (3) if the Authorized Participant is not otherwise required to be registered, qualified or a member of FINRA as set forth in Section 2(a)(ii) above, conduct its business in accordance with the FINRA Conduct Rules, in each case, to the extent the foregoing relates to the Authorized Participant’s transactions in, and activities with respect to, Shares.

(iv) The Authorized Participant has policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws and regulations, including applicable provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, if the Authorized Participant is subject to the requirements of the USA PATRIOT Act.

(v) The Authorized Participant acknowledges that in addition to satisfying applicable prospectus delivery and disclosure requirements of the 1933 Act, it and any other participant in the distribution of the Shares purchased by the Authorized Participant may have an obligation to comply with the prospectus delivery requirements under the Commodity Exchange Act (the “CEA”). The Sponsor agrees that if it becomes aware of any new delivery or disclosure requirement under the 1933 Act or the CEA relating to Shares, other than currently applicable obligations to deliver the Prospectus, it shall advise the Authorized Participant of such requirement(s) prior to accepting any subsequent Purchase Order or Redemption Order from the Authorized Participant.

(vi) To the extent applicable to an In-Kind Transfer placed by the Authorized Participant, the Authorized Participant maintains, or has made arrangements with an intermediary identified to the Trust and the Sponsor for access to, digital wallet infrastructure reasonably capable of transacting in the applicable Digital Asset. The Authorized Participant makes no representation regarding any digital wallet, address, system, protocol, or infrastructure maintained or controlled by the Trust, the Sponsor, the Digital Asset Custodian, the Custodian, the Transfer Agent.

(vii) That any delivery of Deposit Assets to the Digital Asset Custodian, in connection with a Purchase Order involving an In-Kind Transfer, or any withdrawal of Digital Assets from the Trust, in connection with a Redemption Order involving an In-Kind Transfer, placed by the Authorized Participant, will take place only through the Digital Asset Custodian, and that any delivery of cash in connection with a Purchase or Redemption Order will take place only through the Transfer Agent for deposit with an account maintained by the Custodian.

(viii) In the event that the Authorized Participant uses an intermediary to facilitate delivery of Deposit Assets to the Digital Asset Custodian, withdrawal or receipt of Digital Assets from the Trust, or delivery of Shares to or for the account of the Authorized Participant, the Authorized Participant shall identify such intermediary to the Trust and the Sponsor and shall take commercially reasonable steps to cause such intermediary to comply with the terms of this Agreement and the Procedures applicable to such intermediary. The Authorized Participant shall not be liable for any act or omission of such intermediary, except to the extent such act or omission results from the Authorized Participant’s failure to take such commercially reasonable steps, breach of this Agreement, bad faith, gross negligence, willful misconduct, or failure to follow the Procedures. For the avoidance of doubt, the Authorized Participant shall not be deemed to guarantee the performance of any such intermediary and shall not be liable for any loss, delay, failed delivery, failed receipt, wallet-address error, blockchain-network event, custody failure, or settlement failure caused by such intermediary or any other third party, except to the extent resulting from the Authorized Participant’s failure to take such commercially reasonable steps, bad faith, gross negligence, willful misconduct, material breach of this Agreement, or failure to follow the Procedures.

(b) The Sponsor, on its own behalf and on behalf of the Trust, represents and warrants that on the date hereof and at each time of purchase by the Authorized Participant of a Creation Unit from the Trust (each such time, the “Time of Purchase”), that:

(i) on the effective date of the Registration Statement and at each Time of Purchase, the Trust’s Registration Statement shall be effective and no stop order suspending the effectiveness of the Registration Statement has been issued, and no proceedings for that purpose are pending or, to the Sponsor’s actual knowledge, threatened or contemplated by the SEC; the Registration Statement complied when it became effective and complies at the Time of Purchase in all material respects with the requirements of the 1933 Act, and the Prospectus complied as of its date, and complies at the Time of Purchase, in all material respects with the requirements of the 1933 Act; and the conditions to the use of Form S-1 have been satisfied; the Registration Statement did not when it became effective and does not at the Time of Purchase contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, the Prospectus did not, as of its date and does not at the Time of Purchase, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and, the documents comprising the Disclosure Package (as defined below) did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The “Disclosure Package” is the Prospectus and any amendments and supplements thereto at the Time of Purchase and any free writing prospectus as defined in Rule 405 of the 1933 Act (a “FWP”) prepared by, for or on behalf of the Sponsor before the Time of Purchase and intended for general distribution;

(ii) the Sponsor has been duly organized and, on the effective date of the Registration Statement and at each Time of Purchase, will be validly existing as an exempted company in good standing under the laws of the Cayman Islands, with full power and authority to act as the sponsor of the Trust as described in the Registration Statement and the Prospectus, and has all requisite power and authority to execute and deliver this Agreement;

(iii) the Shares (1) when issued and delivered against payment of consideration, as provided in this Agreement, will be validly issued, fully paid and non-assessable and free of statutory and contractual preemptive rights, rights of first refusal and similar rights, and (2) prior to the launch of the Trust, have been approved for listing on Nasdaq;

(iv) at the time the Sponsor makes an offer of Shares following the filing of the Registration Statement, neither the Trust nor the Sponsor will be an “ineligible issuer” as defined in Rule 405 of the 1933 Act; and

(v) the Sponsor shall provide to the Authorized Participant copies of the then current Prospectus and any printed supplemental information in reasonable quantities upon request, the Sponsor will promptly notify the Authorized Participant when a revised, supplemented or amended Prospectus is available, the Sponsor will deliver or otherwise make available to the Authorized Participant copies of such revised, supplemented or amended Prospectus at such time and in such numbers as to enable the Authorized Participant to comply with any obligation the Authorized Participant may have to deliver such Prospectus to customers or in response to the Authorized Participant’s reasonable request, the Sponsor will make such revised, supplemented or amended Prospectus available to the Authorized Participant no later than the effective date thereof, and the Sponsor will be deemed to have complied with this paragraph when the Authorized Participant has received such revised, supplemented or amended Prospectus at the address indicated below the signature line of the Authorized Participant in such number of hard copies as to enable the Authorized Participant to comply with any applicable obligation it may have to deliver such Prospectus to customers or as it may have reasonably requested.

(vi) the Prospectus accurately describes in all material respects the creation and redemption procedures, settlement mechanics, digital asset custody arrangements, valuation methodology, transaction fees, cash components, and any circumstances in which the Trust, Sponsor, Transfer Agent, Custodian, Prime Execution Agent, or other service provider may suspend, reject, delay, or modify a Purchase Order or Redemption Order.

(c) The Sponsor, on its own behalf and in its capacity as sponsor of the Trust, agrees:

(i) to use reasonable efforts, upon receipt of written request from the Authorized Participant therefore, to file a post-effective amendment or supplement to the Registration Statement removing any reference to the Authorized Participant thereunder, provided such removal does not conflict with applicable legal or regulatory requirements; and

(ii) to advise the Authorized Participant promptly, confirming such advice in writing, of any of a notice of institution of proceedings for, or the entry of, a stop order suspending the effectiveness of the Registration Statement, and, if the SEC should enter a stop order suspending the effectiveness of the Registration Statement, to use its best efforts to obtain the lifting or removal of such order as soon as possible.

Section 3. Orders.

(a) All orders to create or redeem Creation Units shall be made in accordance with the terms of the Trust Agreement, this Agreement and the Procedures. Each party will comply with such foregoing terms and procedures to the extent applicable to it. The Sponsor may issue, or caused to be issued, additional or other procedures from time to time relating to the manner of creating or redeeming Creation Units which are not related to the Procedures, and the Authorized Participant will comply with such procedures of which it has received notice delivered in accordance with Section 18(c) within a commercially reasonable time following receipt of such notice.

(b) The Authorized Participant acknowledges and agrees that each order to create a Creation Unit (a “Purchase Order”) and each order to redeem a Creation Unit (a “Redemption Order”, and each Purchase Order and Redemption Order, an “Order”) delivered to the Sponsor, or the Sponsor’s designee, may not be revoked by the Authorized Participant after the specified Cut- off Time for the Trust.

(c) The Authorized Participant understands that a Creation Unit generally will not be issued until the requisite cash, Deposit Assets as well as the applicable Transaction Fee and taxes, are transferred to the Trust, or the applicable Custodian on or before the settlement date in accordance with the Prospectus. To the extent the Authorized Participant posts collateral in connection with any Deposit Assets that are not delivered on the settlement date, the Sponsor shall use such collateral solely to acquire the undelivered Deposit Assets or otherwise satisfy the applicable Purchase Order in accordance with the Prospectus and Procedures. The Sponsor shall provide the Authorized Participant with prior written notice before applying such collateral, unless exigent market or operational circumstances make prior notice impracticable, in which case notice shall be provided as soon as reasonably practicable thereafter. Any application of collateral shall be made in good faith, in a commercially reasonable manner, and at commercially reasonable execution prices and costs under then-prevailing market conditions.

(d) The Sponsor may, in its discretion, suspend the right to purchase, or postpone the purchase settlement date, (i) for any period during which Nasdaq is closed other than for customary holidays or weekend closings; (ii) for any period during which an emergency exists as a result of which the fulfillment of a purchase order is not reasonably practicable; or (iii) such other period as the Sponsor reasonably and in good faith determines, consistent with the Prospectus, the Trust Agreement and applicable law, to be necessary for the protection of shareholders; provided that the Sponsor shall promptly notify the Authorized Participant of any such suspension or postponement, the basis therefor, and, to the extent practicable, the expected duration thereof. The Sponsor will not be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

The Sponsor, or its designee, shall also have the absolute right, but shall have no obligation, to reject any Purchase Order (i) determined by the Sponsor, or its designee, not to be in proper form; (ii) that the Sponsor, or its designee, has determined would have adverse tax consequences to the Trust or to the Beneficial Owners; (iii) the acceptance or receipt of which could, in the opinion of counsel to the Sponsor be unlawful; or (iv) if circumstances outside the control of the Sponsor, or its designee, make it for all practical purposes not feasible to process creations of Creation Units. The Sponsor shall not be liable to any person by reason of the rejection of any Purchase Order.

If a Purchase Order is determined not to be in proper form, the Sponsor or its designee shall promptly disclose to the Authorized Participant the basis for such determination and provide the Authorized Participant with a reasonable opportunity to correct the Purchase Order so that it may be accepted before the applicable Cut-off Time, to the extent practicable.

The Sponsor, or its designee, shall reject any Redemption Order the fulfillment of which its counsel advises would be illegal under applicable laws and regulations, and the Sponsor, or its designee, shall have no liability to any person for rejecting a Redemption Order in such circumstances. If a Redemption Order is determined not to be in proper form, Sponsor or its designee shall promptly disclose to the Authorized Participant the basis for such determination and provide the Authorized Participant a reasonable opportunity to correct the Redemption Order so that it may be accepted before the applicable Cut-off Time, to the extent practicable.

(e) The Sponsor may, in its discretion, suspend the right of redemption, or postpone the applicable Redemption Settlement Time, (i) for any period during which Nasdaq is closed other than for customary holidays or weekend closings; (ii) for any period during which an emergency exists as a result of which the redemption distribution is not reasonably practicable; or (iii) for such other period as the Sponsor determines to be necessary for the protection of the shareholders. The Sponsor will not be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

(f) The Authorized Participant hereby consents to the use of recorded telephone lines whether or not such use is reflected in the Procedures; provided such consent shall not deemed to be a waiver of any applicable rules of evidence in any proceeding. In the event that the Sponsor, the Trust, or any of their affiliated persons becomes legally compelled to disclose to any third party any recording involving communications with the Authorized Participant, the Sponsor agrees to provide the Authorized Participant with reasonable advance written notice identifying the recordings to be so disclosed, together with copies of such recordings, so that the Authorized Participant may seek a protective order or other appropriate remedy with respect to the recordings or waive its right to do so. In the event that such protective order or other remedy is not obtained, or the Authorized Participant waives its right to seek such protective order or remedy, the Sponsor, the Trust, or any of their affiliated persons, as the case may be, agrees to furnish only that portion of the recorded conversation that, according to legal counsel, is legally required to be furnished and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the recorded conversation. The Sponsor, the Trust, and their affiliated persons shall not otherwise disclose to any third party any recording involving communications with the Authorized Participant without the Authorized Participant’s express written consent, except the Sponsor and the Trust may disclose to a regulatory or self-regulatory organization, to the extent required by applicable rule or law, recordings involving communications with the Authorized Participant.

Sponsor shall treat the Authorized Participant in a manner no less favorable than similarly situated authorized participants with which Sponsor has entered into authorized participant agreements and shall not reject, suspend, postpone, or otherwise fail to process any Order of the Authorized Participant other than for reasons and pursuant to standards applied consistently to similarly situated authorized participants. Sponsor shall not be liable by reason of rejecting, suspending, or postponing an Order only to the extent such rejection, suspension, or postponement is made in good faith and complies with applicable law, the Prospectus, the Trust Agreement, the Procedures, and this Agreement. For purposes of this Section, ‘similarly situated’ means authorized participants with substantially similar creation and redemption volumes, operational capabilities, and risk profiles. Nothing in this Section 3(h) shall require the Sponsor to disclose the terms of any agreement with any other authorized participant.

Section 4. Payment of Certain Fees and Taxes.

(a) To compensate US Bank for services in processing the creation and redemption of Creation Units and to offset some or all of the transaction costs, an Authorized Participant is required to pay a fixed transaction fee of $300 per order to create or redeem Creation Units plus the Variable Transaction Fee. An order may include multiple Creation Units. The transaction fee(s) may be reduced, increased or otherwise changed by the Sponsor at its sole discretion; provided no such change shall apply retroactively. For a Purchase Order, the Variable Transaction Fee is equal to (i) the amount, if any, that the actual trade cost of the underlying assets of the Creation Unit exceeds the NAV of the Creation Unit; plus (ii) any financing costs of the Trust associated with the trading of the underlying assets of the Creation Unit. For a Redemption Order, the Variable Transaction Fee is equal to the amount, if any, that the actual cash proceeds from the sale of the underlying assets of the Creation Unit are less than the NAV of the Creation Unit.

Upon reasonable request, the Sponsor shall provide the Authorized Participant with a summary of the methodology used to calculate the Variable Transaction Fee.

(b) In connection with the purchase or redemption of Creation Units, the Authorized Participant acknowledges and agrees that the computation of any cash amount to be paid by or to the Participant shall exclude any taxes or other fees and expenses payable upon the transfer of beneficial ownership of Digital Assets. The Participant shall be responsible for any transfer tax, sales or use tax, stamp tax, recording tax, value added tax or any other similar tax, fee or government charge (collectively, ‘Taxes’) applicable to and imposed upon the purchase or redemption of any Creation Units made pursuant to this Agreement. To the extent the Trust or its agents pay any such Taxes or they are otherwise imposed in connection with transactions effected by the Participant, the Participant agrees to promptly reimburse and pay such party for any such payment, together with any applicable penalties, additions to tax or interest thereon, unless such penalties, additions or interest were the result of the applicable party’s gross negligence, fraud or willful misconduct. This section shall survive the termination of this Agreement.

Section 5. Cash Component.

The Authorized Participant hereby agrees that, in connection with a Purchase Order, whether for itself or any party for which it acts, it will make available on or before the contractual settlement date, by means satisfactory to the Trust, and in accordance with the provisions of the Prospectuses, immediately available or same day funds estimated by the Trust to be sufficient to pay the Cash Component next determined after acceptance of the Purchase Order, together with the applicable Transaction Fee. Any excess funds will be returned following settlement of the Purchase Order. The Authorized Participant agrees to ensure that the Cash Component will be received by the issuing Trust in accordance with the terms of the Prospectuses, but in any event on or before the contractual settlement date, and in the event payment of such Cash Component has not been made in accordance with the provisions of the Prospectuses or by such contractual settlement date, the Authorized Participant agrees in connection with a Purchase Order to pay the amount of the Cash Component, plus interest, computed at such reasonable rate as may be specified by the Trust from time to time. The Authorized Participant shall be liable to the custodian, any sub-custodian, or the Trust for any amounts advanced by the custodian or any sub-custodian in its sole discretion to the Authorized Participant for payment of the amounts due and owing for the Cash Component. Computation of the Cash Component shall exclude any taxes, duties or other fees and expenses payable upon the transfer of beneficial ownership of the Deposit Assets, which shall be the sole responsibility of the Participant and not the Trust.

Section 6. Beneficial Ownership.

The Authorized Participant represents and warrants that, based upon the number of outstanding Shares of any particular Fund, either (i) it is carrying some or all of the Deposit Assets as a dealer and as inventory in connection with its market making activities, and the Deposit Assets will be marked to market under section 475 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, prior to being deposited with the Trust and the Authorized Participant will adjust the basis of the Deposit Assets to their fair market value immediately prior to their being deposited with the Fund; or (ii) the Deposit Assets have been acquired by the Authorized Participant immediately prior to the deposit with the Trust such that the basis in the Deposit Assets is equal to fair market value at the time of deposit with the Trust.

Section 7. Authorized Persons.

Concurrently with the execution of this Agreement and as requested in writing from time to time thereafter, the Authorized Participant shall deliver to the Sponsor, or its designee, a certificate, duly certified as appropriate by its secretary or other duly authorized official, in the form of Attachment A, setting forth the names and signatures of all persons authorized to give instructions relating to activity contemplated hereby or by any other notice, request or instruction given on behalf of the Authorized Participant (each, an “Authorized Person”). The Sponsor may accept and rely upon such certificate as conclusive evidence of the facts set forth therein and shall consider such certificate to be in full force and effect until the Sponsor, or its designee, receives a superseding certificate bearing a subsequent date and duly certified as described above or the Authorized Participant revokes such certificate. Upon the termination or revocation of authority of any Authorized Person by the Authorized Participant, the Authorized Participant shall give prompt written notice of such fact to the Sponsor and such notice shall be effective upon receipt by the Sponsor. The Sponsor shall issue, or caused to be issued by the Administrator, to each Authorized Person a unique personal identification number (the “PIN”) by which such Authorized Person shall be identified and by which instructions issued by the Authorized Participant hereunder shall be authenticated. The PIN shall be kept confidential by the Authorized Participant and shall only be provided to the Authorized Person. If, after issuance, the Authorized Person’s PIN is changed, the new PIN shall become effective on a date mutually agreed upon by the Authorized Participant and the Sponsor.

Section 8. Role of Authorized Participant.

(a) The Authorized Participant acknowledges that, for all purposes of this Agreement and the Trust Agreement, the Authorized Participant is an independent entity and shall have no authority to act as agent or representative for the Trust or the Sponsor in any matter or in any respect, nor shall it have the authority to bind or obligate the Trust or the Sponsor in any manner whatsoever.

(b) The Authorized Participant will make itself and its employees available, upon reasonable request, during normal business hours to consult with the Sponsor or its designees concerning the performance of the Authorized Participant’s responsibilities under this Agreement.

(c) The Authorized Participant, as a DTC Participant, agrees that it shall be bound by all of the obligations of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Prospectus.

(d) The Authorized Participant agrees, subject to any privacy, confidentiality or other obligations it may have to its customers arising under federal or state securities laws or the applicable rules of any self-regulatory organization, to assist the Sponsor in ascertaining certain information regarding sales of Shares made by or through the Authorized Participant upon request of the Trust or the Sponsor that is necessary for the Trust to comply with its obligations to distribute information to its shareholders under applicable state or federal securities laws; provided that consistent with market practice, the Authorized Participant may undertake to deliver prospectuses, proxy material, annual and other reports of the Trust or other similar information that the Trust is obligated to deliver to its shareholders to the Authorized Participant’s customers that custody Shares with the Authorized Participant, after receipt from the Trust or the Sponsor of sufficient quantities to allow mailing thereof to such customers. The Sponsor agrees that the names and addresses and other information concerning the Authorized Participant’s customers are and shall remain the sole property of the Authorized Participant, and none of the Sponsor, the Trust or any of their respective affiliates shall use such names, addresses or other information for any purposes except in connection with the performance of their duties and responsibilities hereunder and except for servicing and informational mailings related to the Trust referred to in this Section 8(d) of this Agreement or to the extent that the Sponsor has been requested to provide such information to the Securities Exchange Commission, Financial Industry Regulatory Authority, or Internal Revenue Service (“Trust Regulators”).

(e) The Authorized Participant agrees to comply with all applicable federal and state securities laws, the rules and regulations of the SEC, the FINRA, and any applicable self-regulatory organization.

(f) The Authorized Participant agrees to promptly notify the Sponsor of any material changes to its operational capabilities related to fulfilling its responsibilities under this Agreement.

Section 9. Redemption.

(a) The Authorized Participant represents and warrants that it will not initiate a Redemption Order (as described in the Procedures) with the Sponsor for the purpose of redeeming a Creation Unit unless it first ascertains or has reasonable grounds to believe that as of the time of the redemption settlement date (i) it or its customer, as the case may be, will own (within the meaning of Rule 200 of Regulation SHO) or have available Shares for delivery on such settlement date (whether through an arrangement to borrow such Shares or otherwise), and have the right or authority to tender for redemption the requisite number of Shares to be redeemed and to receive the entire proceeds of the redemption, and (ii) such Shares have not been loaned or pledged to another party and are not the subject of a repurchase agreement, securities lending agreement or any other arrangement which, under the circumstances, would preclude the delivery of such Shares to the Sponsor on the redemption settlement date.

Section 10. Indemnification.

(a) The Authorized Participant hereby agrees to indemnify and hold harmless the Sponsor, its respective direct or indirect affiliates (as defined below) and its respective directors, sponsors, partners, members, managers, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each, an “AP Indemnified Party”) from and against any losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and the reasonable cost of investigation) incurred by such AP Indemnified Party as a result of: (i) any material breach by the Authorized Participant of any provisions of this Agreement that relates to its role as an authorized participant hereunder, including its representations, warranties and covenants; (ii) any material failure on the part of the Authorized Participant to perform any of its obligations set forth in this Agreement, except to the extent that such failure was caused by the Authorized Participant’s reasonable reliance on written instructions or representations made by an AP Indemnified Party; (iii) any material failure by the Authorized Participant to comply with applicable laws and rules and regulations of self-regulatory organizations to the extent the foregoing relates to the Authorized Participant’s transactions in, and activities with respect to, Shares under this Agreement, except that the Authorized Participant shall not be required to indemnify an AP Indemnified Party to the extent that such failure was caused by the Authorized Participant’s adherence to written instructions or representations made by the Sponsor or any AP Indemnified Party, as applicable; (iv) any actions of such AP Indemnified Party taken in reasonable reliance upon any instructions issued or representations made by the Authorized Participant in accordance with the Procedures reasonably believed by the AP Indemnified Party to be genuine and to have been given by the Authorized Participant, except to the extent that the Authorized Participant had previously revoked a PIN used in giving such instructions or representations (where applicable) and such revocation was given by the Authorized Participant and received by the Sponsor; or (v) any representation by the Authorized Participant, its employees or its agents or other representatives about the Shares, any AP Indemnified Party or the Trust made in connection with the offer or the solicitation of an offer to buy or sell Shares that is materially inconsistent with the Trust’s then-current Prospectus. The Authorized Participant shall not be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any AP Indemnified Party unless the AP Indemnified Party shall have notified the Authorized Participant in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the AP Indemnified Party (or after the AP Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Authorized Participant of any claim shall not relieve the Authorized Participant from any liability unless the failure materially prejudices its ability to defend against the claim. Any such prejudice must be demonstrated by the Authorized Participant. The Authorized Participant shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Authorized Participant elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the AP Indemnified Party in the suit. If the Authorized Participant assumes the defense, it shall not, without the prior written consent of the AP Indemnified Party, agree to any settlement that (i) imposes any liability, penalty, or obligation on the AP Indemnified Party, (ii) does not include an unconditional release of the AP Indemnified Party from all liability related to the claim, or (iii) contains any statement as to or admission of fault, culpability, or failure to act by the AP Indemnified Party. If the Authorized Participant does not elect to assume the defense of any suit, it will reimburse the AP Indemnified Party in the suit for the reasonable fees and expenses of any counsel retained by them.

Notwithstanding anything to the contrary, the Authorized Participant shall not be required to indemnify any AP Indemnified Party for any losses, liabilities, damages, costs, or expenses to the extent arising out of or resulting from the gross negligence, bad faith, willful misconduct, fraud, material breach of this Agreement, violation of applicable law, or violation of the Procedures by such AP Indemnified Party.

(b) The Sponsor hereby agrees to indemnify and hold harmless the Authorized Participant, its respective subsidiaries, affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each, a “Sponsor Indemnified Party”) from and against any losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and the reasonable cost of investigation) incurred by such Sponsor Indemnified Party as a result of (i) any material breach by the Sponsor of any provision of this Agreement that relates to its role as sponsor hereunder, provided that such breach is not the result of the Authorized Participant’s instructions, actions, or omissions; (ii) any material failure on the part of the Sponsor, the Trust, or any of their respective agents or designees to perform any obligation set forth in this Agreement, the Trust Agreement, the Prospectus, or the Procedures, except to the extent such failure was caused by the Sponsor’s reasonable reliance on written instructions or representations made by the applicable Sponsor Indemnified Party, or the Sponsor’s compliance with applicable regulatory requirements; (iii) any material failure by the Sponsor to comply with applicable laws and the rules and regulations of any governmental entity or any self-regulatory organization, provided such failure does not arise from the Authorized Participant’s own non-compliance or misrepresentation; (iv) any actual or alleged untrue statements or omissions made in any promotional material or sales literature furnished to the Authorized Participant or otherwise approved in writing by the Trust, provided that the promotional material was not materially altered or used in a manner inconsistent with its intended purpose by the Authorized Participant; (v) actions of such Sponsor Indemnified Party taken in reasonable reliance upon any instructions issued or representations made by the Sponsor or the Trust in accordance with this Agreement or Attachment B hereto reasonably believed by the Authorized Participant to be genuine and to have been given by the Sponsor or the Trust; or (vi) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement of the Trust as originally filed with the SEC or in any amendment thereof, or in the Prospectus, or in any amendment thereof or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except where such misstatement or omission results from information or representations provided by the Authorized Participant or its affiliates. The Sponsor shall not be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Sponsor Indemnified Party unless the Sponsor Indemnified Party shall have notified the Sponsor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Sponsor Indemnified Party (or after the Sponsor Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Sponsor of any claim shall not relieve the Sponsor from any liability which it may have to any Sponsor Indemnified Party against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph and shall only release it from such liability under this paragraph to the extent it has been materially prejudiced by such failure to give notice. The Sponsor shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Sponsor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Sponsor Indemnified Party in the suit. If the Sponsor does not elect to assume the defense of any suit, it will reimburse the Sponsor Indemnified Party in the suit for the reasonable fees and expenses of any counsel retained by them.

(c) No indemnifying party, as described in paragraphs (a) and (b) above, shall, without the written consent (not to be unreasonably withheld) of the AP Indemnified Party or the Sponsor Indemnified Party, as the case may be, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the AP Indemnified Party or Sponsor Indemnified Party, as the case may be, from all liability arising out of such action or claim, (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any AP Indemnified Party or Sponsor Indemnified Party, as the case may be, and (iii) fully indemnifies the indemnified party for all reasonable costs, damages, or expenses incurred as part of the defense or settlement process, except to the extent caused by the indemnified party’s own gross negligence or willful misconduct.

(d) The Sponsor and the Authorized Participant agree to promptly notify each other of the commencement of any proceedings or litigation against it and, in the case of the Sponsor, against any of the Sponsor’s officers or directors, in connection with the issuance and sale of the Shares or in connection with the Registration Statement or the Prospectus.

Section 11. Liability.

(a) Limitation of Liability. Neither the Sponsor nor the Authorized Participant shall be liable to each other or to any other person for any damages arising out of any mistake or error in data provided to any of them by a third party or out of any interruption or delay in the electronic means of communications used by them, except to the extent such damages arise out of or result from such party’s gross negligence, bad faith, willful misconduct, fraud, material breach of this Agreement, or violation of applicable law.

(b) Tax Liability. The Authorized Participant shall be responsible for the payment of any transfer tax, sales or use tax, stamp tax, recording tax, value added tax and any other similar tax or government charge applicable to the creation or redemption of any Creation Unit made pursuant to this Agreement, regardless of whether or not such tax or charge is imposed directly on the Authorized Participant. To the extent the Sponsor or the Trust is required by law to pay any such tax or charge, the Authorized Participant agrees to promptly indemnify such party for any such payment, together with any applicable penalties, additions to tax or interest thereon upon reasonable notice thereof; provided, however, that the Authorized Participant shall not indemnify the Trust or the Sponsor for any tax or charge or any penalties, additions to tax or interest thereon to the extent that such payments result from the Sponsor’s, the Trust’s, or their designee’s willful misconduct, negligence, or bad faith.

(c) Trust Liability. In accordance with Section 2.6 of the Trust Agreement, the Authorized Participant agrees and consent to look solely to the assets of the Trust in controversy for payment in respect of any claim against or obligation of the Trust. The Trust’s assets include only those funds and other assets that are paid, held or distributed to the Trust on account of and for the benefit of the Trust, including, without limitation, funds delivered to the Trust for the purchase of Shares.

Section 12. Acknowledgment.

The Authorized Participant acknowledges receipt of a (i) copy of the Trust Agreement and (ii) the current Prospectus of the Trust, and represents that it has reviewed and understands such documents to the extent related to the process for creation and redemption of Creation Units. The Sponsor and the Trust agree to process Orders, or cause its agents to process Orders, in accordance with the provisions of the Prospectus of the Trust, the Trust Agreement, and the Procedures.

Section 13. Effectiveness and Termination.

Upon the execution of this Agreement by the parties hereto, this Agreement shall become effective in this form as of the date first set forth above, and may be terminated at any time by any party upon 60 days prior written notice to the other parties unless earlier terminated: (i) in accordance with Section 2(a)(i); (ii) upon written notice to the Authorized Participant by the Sponsor, or to the Sponsor by the Authorized Participant, in the event of a material breach of this Agreement or the procedures described or incorporated herein by the Authorized Participant or the Sponsor, as applicable, provided that the breaching party has not cured such breach within 20 days after receiving written notice of the breach; (iii) immediately in the circumstances described in Section 18(j) if the Trust, any Fund, the Sponsor or the Transfer Agent becomes insolvent, makes an assignment for the benefit of creditors, becomes subject to any bankruptcy, receivership, liquidation, winding-up or similar proceeding, or admits in writing its inability to pay its debts as they become due; or (iv) at such time as the Trust is terminated pursuant to the Trust Agreement. This Agreement supersedes any prior agreement between the parties hereto with respect to the subject matter contained herein.

Section 14. Marketing Materials; Representations Regarding Shares; Identification in Registration Statement.

(a) The Authorized Participant represents, warrants and covenants that (i) it will not, in connection with any sale or solicitation of a sale of Shares, make, or permit any of its representatives to make, any representations concerning the Shares or any AP Indemnified Party other than representations not materially inconsistent with (A) the then-current Prospectus of the Trust, (B) printed information approved by the Sponsor as information supplemental to such Prospectus or (C) any promotional materials or sales literature furnished to the Authorized Participant by the Sponsor, and (ii) the Authorized Participant will not, in connection with any sale or solicitation of a sale of Shares, furnish or cause to be furnished to any person or display or publish any information or material relating to the Shares or any AP Indemnified Party that are materially inconsistent with the Trust’s then-current Prospectus. Copies of the then-current Prospectus of the Trust and any such printed supplemental information will be supplied by the Sponsor to the Authorized Participant in reasonable quantities upon request. The Authorized Participant will not, in connection with any sale or solicitation of a sale of Shares, furnish, cause to be furnished, display, or publish any information or material relating to the Shares or any AP Indemnified Party that is materially inconsistent with the Trust’s then-current Prospectus or otherwise not approved by the Sponsor. The Authorized Participant acknowledges and agrees that any unauthorized representation, sales material, or omission inconsistent with the requirements set forth herein will render it solely liable for any resulting claims, damages, or regulatory actions, and it will indemnify and hold harmless the Sponsor and the Trust for any such actions.

(b) Notwithstanding the foregoing or anything to the contrary in this Agreement, the Authorized Participant and its affiliates may without the written approval of the Sponsor or the Trust prepare and circulate in the regular course of their businesses research, sales literature, reports, and other similar materials that include information, opinions or recommendations relating to the Shares, provided that such research, sales literature, reports, and other similar materials comply with applicable FINRA rules and other applicable regulation. The Authorized Participant will deliver copies of any such materials to the Sponsor upon written request for review to ensure compliance with the requirements in this subsection.

(c) The Authorized Participant hereby agrees that for the term of this Agreement the Sponsor, or its designee, may deliver the then-current Prospectus, and any revisions, supplements or amendments thereto or recirculation thereof, to the Authorized Participant in Portable Document Format (“PDF”) via electronic mail to (or to such other address as may be provided by the Authorized Participant from time to time) in lieu of delivering the Prospectus in paper form. The Authorized Participant may revoke the foregoing agreement at any time by delivering written notice to the Sponsor, or the Sponsor’s designee, and, whether or not such agreement is in effect, the Authorized Participant may, at any time, request reasonable quantities of the Prospectus, and any revisions, supplements or amendments thereto or recirculation thereof, in paper form from the Sponsor or its designee. The Authorized Participant acknowledges that it has the capability to access, view, save and print material provided to it in PDF and that it will incur no appreciable extra costs by receiving the Prospectus in PDF instead of in paper form. The Sponsor will, when requested by the Authorized Participant, make available, or cause to be made available, at no cost the software and technical assistance necessary to allow the Authorized Participant to access, view and print the PDF version of the Prospectus.

(d) For as long as this Agreement is effective, only if and to the extent required by the SEC, the Authorized Participant agrees to be identified as an authorized participant of the Trust (i) in the section of the Prospectus included within the Registration Statement entitled “Creation and Redemption of Shares” and in any other section as may be required by the SEC, and in each such case, the Sponsor or the Trust shall provide the Authorized Participant with a reasonable opportunity to review and approve any such disclosure (which approval shall not be unreasonably withheld). Upon the termination of this Agreement, (i) during the period prior to when the Sponsor qualifies and in its sole discretion elects to file on Form S-3, the Sponsor will promptly remove such identification from the Prospectus in an amendment of the Registration Statement following the date of the termination of this Agreement and, during the period after when the Sponsor qualifies and in its sole discretion elects to file on Form S-3, the Sponsor will promptly file a current report on Form 8-K indicating the withdrawal of the Authorized Participant as an authorized participant of the Trust and (ii) the Sponsor will promptly update the Trust’s website to remove any identification of the Authorized Participant as an authorized participant of the Trust.

(e) Except as required by applicable law, court order or request of a regulatory or self-regulatory authority of competent jurisdiction, none of the Trust, the Sponsor or the Transfer Agent shall, without the Authorized Participant’s prior written consent, use in advertising, the Registration Statement, the Prospectus, Marketing Materials, any website or otherwise the name of Participant or any affiliate of Participant, or any trade name, trademark, service mark, symbol or abbreviation thereof, or represent, directly or indirectly, that any Fund, Share, product or service has been approved or endorsed by Participant or any of its affiliates, or that Participant acts as underwriter, distributor or selling group member with respect to the Shares. Upon termination of this Agreement, the Trust and Sponsor shall promptly remove any identification of Participant as an authorized participant from their websites and, to the extent reasonably practicable, from subsequently used Marketing Materials. This provision shall survive termination.

Section 15. Certain Covenants of the Sponsor.

The Sponsor, on its own behalf and as sponsor of the Trust, covenants and agrees:

(a) to use commercially reasonable efforts to advise the Authorized Participant promptly of the happening of any event during the term of this Agreement which could require the making of any change in the Prospectus then being used so that the Prospectus would not include an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and, during such time, to prepare and furnish, at the expense of the Trust, to the Authorized Participant promptly such amendments or supplements to such Prospectus as may be necessary to reflect any such change. Such advice shall be provided as soon as reasonably practicable after the Sponsor becomes aware of such an event;

(b) to furnish directly or cause to be furnished to the Authorized Participant, at each time (i) the Registration Statement or the Prospectus is amended or supplemented by the filing of a post-effective amendment, (ii) a new Registration Statement is filed to register additional Shares in reliance on Rule 429 under the 1933 Act, and (iii) there is financial information incorporated by reference into the Registration Statement or the Prospectus, such legally required or reasonably necessary customary documents and certificates in form and content as reasonably requested and agreed;

(c) to cause the Trust to file a post-effective amendment to the Registration Statement no less frequently than once per calendar quarter, or as otherwise required by the SEC, on or about the same time that the Trust files a quarterly or annual report pursuant to Section 13 or 15(d) of the 1934 Act (including the information contained in such report), until such time as the Trust’s reports filed pursuant to Section 13 or 15(d) of the 1934 Act are incorporated by reference in the Registration Statement; and

(d) to use commercially reasonable efforts to, as promptly as practicable, provide a prior notice of the Trust’s planned treatment of any Custodian-supported fork, airdrop, or similar event that will be occurring in the applicable blockchain network, which may include (i) disclaiming any new digital asset created; (ii) selling such new digital assets as soon as reasonably practicable and thereafter distributing the cash proceeds to the shareholders; or (iii) distributing the new digital assets in- kind as soon as reasonably practicable to the shareholders or to an agent acting on behalf of the shareholders. Notwithstanding the foregoing, as described in the current Prospectus, the Trust’s current policy is to permanently abandon any Incidental Rights and IR Virtual Currency. The Authorized Participant may contact the Sponsor or its agent, and the Sponsor agrees to use commercially reasonable efforts to respond to the Authorized Participant, to determine if a fork is being selected if the Authorized Participant has determined it is material with respect to its ability to perform under the terms of this Agreement or otherwise conduct its trading activities as an authorized participant in respect of the Shares.

Section 16. Force Majeure.

No party to this Agreement shall incur any liability for any delay in performance, or for the non-performance, of any of its obligations under this Agreement by reason of any cause beyond its reasonable control, provided that the affected party shall use commercially reasonable efforts to mitigate the effect of such circumstances and resume performance as soon as reasonably practicable. This includes any act of God or war or terrorism, any breakdown, malfunction or failure of transmission in connection with or other unavailability of any wire or communication facilities, any congestion, disruption, outage, or failure of any blockchain network or digital asset protocol relevant to the Trust’s Digital Assets, any transport, port, or airport disruption, industrial action, acts and regulations and rules of any governmental or supra-national bodies or authorities or regulatory or self-regulatory organization or failure of any such body, authority or organization for any reason, to perform its obligations.

Section 17. Ambiguous Instructions.

If a Purchase Order Form or a Redemption Order Form contains order terms that differ from the information provided in the telephone call at the time of issuance of the applicable order number, the Sponsor will use commercially reasonable efforts to contact one of the Authorized Persons of the Authorized Participant to request confirmation of the terms of the Order. If an Authorized Person confirms the terms as they appear in the Order, then the Order will be accepted and processed. If an Authorized Person contradicts the Order terms, the Order will be deemed invalid, and a corrected Order must be received by the Sponsor. If the Sponsor is not able to contact an Authorized Person, then the Order shall be accepted and processed in accordance with its terms notwithstanding any inconsistency from the terms of the telephone information. In the event that an Order contains terms that are not complete or are illegible, the Order will be deemed invalid and the Sponsor will attempt to contact one of the Authorized Persons of the Authorized Participant to request retransmission of the Order.

Section 18. Miscellaneous.

(a) Amendment and Modification. This Agreement may only be modified by a written instrument executed by all parties hereto. Notwithstanding the foregoing, the Procedures attached as Attachment B and the other attachments hereto may be amended, modified or supplemented by the Trust and the Sponsor, without consent of the Authorized Participant from time to time by the following procedure. After the amendment, modification or supplement has been agreed to, the Sponsor will email and mail a copy of the proposed amendment, modification or supplement to the Authorized Participant in accordance with Section 18(c) below. For the purposes of this Agreement, mail will be deemed received by the recipient thereof on the third day following the deposit of such mail into the United States postal system. Within 15 calendar days after its deemed receipt, the amendment, modification or supplement will become part of the Attachments, in accordance with its terms. No amendment, modification, or supplement to the Procedures or any attachment shall apply retroactively to any Order submitted before the effective date of such amendment, modification, or supplement, or impose any material new economic, credit, collateral, indemnity, liability, settlement, operational, or technology obligation on the Authorized Participant without the Authorized Participant’s prior written consent.

(b) Waiver of Compliance. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but any such written waiver, or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(c) Notices. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery; by postage prepaid registered or certified United States first class mail, return receipt requested; by nationally recognized overnight courier (delivery confirmation received); or electronic mail or similar means of same day delivery (transmission confirmation received), with a confirming copy regular mail, postage prepaid.

All notices to the Authorized Participant shall be directed to the address, telephone, or e- mail addresses indicated below; provided, however, in the case of communications by US Bank to the Authorized Participant with respect to any Order as detailed in the Procedures, US Bank shall contact an Authorized Person or other Authorized Participant designee at such telephone number or e-mail address provided by such person.

Except as otherwise provided in this Agreement or the Procedures, required notices shall be addressed as follows:

If to Trust or Sponsor:	c/o Samir Kerbage (samir.kerbage@hashdex.com) c/c: operations@hashdex.com Hashdex Asset Management Ltd. 46 Oriole Ave Bronxville, NY 10708
If to Authorized Participant	DTC/ NSCC Clearing Participant Code: 8873 Attn: Operations Marex Capital Markets Inc. 140 East 45th Street, Fl 10 New York, NY 10017 Telephone: (212) 618-2800 Email: MCMPB-OPS@marex.com

(d) Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

(e) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other parties, which shall not be unreasonably withheld, except that any entity into which a party hereto may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion, or consolidation to which such party hereunder shall be a party, or any entity succeeding to all or substantially all of the business of the party, shall be the successor of the party under this Agreement and except that the Sponsor may delegate its obligations hereunder to the Administrator by advance written notice to the Authorized Participant. The party resulting from any such merger, conversion, consolidation or succession shall notify the other parties hereto of the change. Any purported assignment in violation of the provisions hereof shall be null and void. Notwithstanding the foregoing, this Agreement shall be automatically assigned to any successor trustee or Sponsor at such time such successor qualifies as a successor trustee or Sponsor under the terms of the Trust Agreement. Furthermore, the Authorized Participant may assign its rights, interests or obligations hereunder to an affiliate without mutual written consent of any other party.

(f) Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York conflict of laws principles) as to all matters, including matters of validity, construction, effect, performance and remedies. Each party hereto irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in the Borough of Manhattan in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such party at such party’s address for purposes of notices hereunder. Each party hereby waives its right to a trial by jury of any claim arising under or in connection with this Agreement.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party.

(h) Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(i) Entire Agreement. This Agreement and the Trust Agreement, along with any other agreement or instrument delivered pursuant to this Agreement and the Trust Agreement, supersede all prior agreements and understandings between the parties with respect to the subject matter hereof, provided, however, that the Authorized Participant shall not be deemed by this provision to be a party to the Trust Agreement.

(j) Severance. If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supra national body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits, obligations, or expectations of the parties to this Agreement. If this Agreement as so modified substantially impairs the respective benefits, obligations, or expectations of the parties to this Agreement, it shall be subject to immediate termination upon written notice by the terminating party delivered in accordance with Section 18(c) of this Agreement.

(k) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

(l) Survival. Sections 10, 11, 14(d), 18(f), 18(i), 18(k), 18(l), 19, and all confidentiality, customer-information, payment, tax, indemnity, limitation-of-liability, jurisdiction, and no-promotion obligations shall survive termination of this Agreement.

(m) Other Usages. The following usages shall apply in interpreting this Agreement: (i) references to a governmental or quasigovernmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of such agency, authority or instrumentality; and (ii) “including” means “including, but not limited to.”

Section 19. No Promotion.

Except as provided in Section 14(d), each of the Trust and the Sponsor agrees that it will not, without the prior written consent of the Authorized Participant in each instance, (i) use in advertising, publicity or otherwise the name of the Authorized Participant or any affiliate of the Authorized Participant, or any partner or employee of the Authorized Participant, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Authorized Participant or its affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by the Trust or the Sponsor has been approved or endorsed by the Authorized Participant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Authorized Participant, the Trust and the Sponsor, on behalf of the Trust, have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

HASHDEX ASSET MANAGEMENT LTD.
Sponsor of Hashdex Nasdaq CME Crypto Index ETF

By:	/s/ Bruno Ramos de Sousa
Name:	Bruno Ramos de Sousa
Title:	Director

Address:	P.O. Box 1096, George Town, Grand Cayman, Cayman Islands
Telephone:	+55 (21) 2399-0108
E-mail:	legal@hashdex.com

Date:	7/23/2026

HASHDEX NASDAQ CME CRYPTO INDEX ETF

By:	/s/ Bruno Ramos de Sousa
Name:	Bruno Ramos de Sousa
Title:	Director to the Sponsor

Address:	P.O. Box 1096, George Town, Grand Cayman, Cayman Islands
Telephone:	+55 (21) 2399-0108
E-mail:	legal@hashdex.com

Date:	7/23/2026

MAREX CAPITAL MARKETS INC.

By:	/s/ Michael Rosen
Name:	Michael Rosen
Title:	Authorized Signatory

Address:	140 East 45th Street, New York, NY 10017
Telephone:	+1 (917) 794 4699
E-mail:	mrosen@marex.com

Date:	07/22/2026

By:	/s/ Jennifer Kaiser
Name:	Jennifer Kaiser
Title:	Authorized Signatory

Address:	222 W Adams Street, Suite 450
Chicago IL 60606
United States
Telephone:	312-300-5434
E-mail:	jkaiser@marex.com

Date:	07/22/2026

ATTACHMENT A

HASHDEX NASDAQ CME CRYPTO INDEX ETF

FORM OF AUTHORIZED PERSONS OF AUTHORIZED PARTICIPANT

The following are the names, titles and signatures of all persons (each an “Authorized Person”) authorized to give instructions relating to any activity contemplated by the Authorized Participant Agreement or any other notice, request or instruction on behalf of the Authorized Participant pursuant to the Hashdex Nasdaq CME Crypto Index ETF Authorized Participant Agreement.

ATTACHMENT B

HASHDEX NASDAQ CME CRYPTO INDEX ETF

AUTHORIZED PARTICIPANT PROCEDURES HANDBOOK

TABLE OF CONTENTS

INTRODUCTION	24
HASHDEX NASDAQ CME CRYPTO INDEX ETF	25
PURCHASE OF CREATION UNITS	25
REDEMPTION OF SHARES	28
APPENDIX A – CONTACT INFORMATION	33
APPENDIX B – PRODUCT INFORMATION	34
APPENDIX C – GLOSSARY OF TERMS	35

INTRODUCTION

Hashdex Asset Management Ltd. (“Sponsor”) and U.S. Bancorp Fund Services, LLC (“US Bank”) welcome you as an Authorized Participant (“AP”) for Hashdex Nasdaq CME Crypto Index ETF (the “Trust”). Only APs are permitted to directly purchase or redeem Shares directly with the Trust. Definitions used in this Procedures Handbook can be found in the Glossary in Appendix C.

This Procedures Handbook details the procedures for placing and processing Purchase Orders and Redemption Orders in Creation Units. All Orders must be made in accordance with terms and procedures set forth herein. Sponsor or US Bank may send you updates or supplements to this Procedures Handbook from time to time, as necessary.

Please note that before an AP may place any Purchase Order, it must sign the Authorized Participant Agreement and return it to US Bank. In addition, each AP must receive from US Bank a personal identification number (“PIN”). This PIN helps identify the AP and authenticate instructions the AP provides to US Bank. An AP’s PIN must be kept confidential and be provided only to those persons who are authorized to give instructions relating to Orders on behalf of the AP. A list of all authorized traders must be sent to US Bank with the Authorized Participant Agreement, but may be amended in writing as necessary. Only authorized traders will be allowed to place Orders for Shares. The AP is solely responsible for restricting access to such credentials to prevent persons other than authorized traders from placing or giving instructions relating to Orders.

HASHDEX NASDAQ CME CRYPTO INDEX ETF

The Investment Objective of the Hashdex Nasdaq CME Crypto Index ETF is for the Shares to reflect the performance of the value of the digital assets represented by the Nasdaq CME Crypto Settlement Price Index (NCIS) (the “Index”), less the Trust’s liabilities and expenses.

PURCHASE OF CREATION UNITS

The Trust will offer, issue and sell Shares only in Creation Unit Aggregations of 10,000 Shares, or such other amount of Shares as designated in the Trust’s Prospectus, through US Bank on a continuous basis, without a sales load, based on their NAV per Share next determined after receipt of a Purchase Order on any Business Day.

Determination of Required Payment

The total payment required to create each Creation Unit is the value of the Creation Unit on the Purchase Order date plus the applicable transaction fees.

Delivery of Cash or Deposit Assets

Creation Units for the Trust will be exchanged for cash or Deposit Assets. Creation Units are sold at their NAV, plus a transaction fee.

Cash required for settlement will typically be transferred to the Custodian, while Digital Assets required for settlement will be transferred to the Digital Asset Custodian’s Wallet Address, or the Authorized Participant’s Wallet Address, as applicable. If the Custodian does not receive the cash and/or the Digital Asset Custodian does not receive the Digital Assets by the market close on the Business Day following purchase order date (“T+1”), such order may be charged interest for delayed settlement or cancelled. In the event a purchase order is cancelled by the Authorized Participant, the Authorized Participant will be responsible for reimbursing the Trust for all reasonable, documented costs associated with cancelling the order. At its sole discretion, the Sponsor may agree to a delivery date other than T+1. Additional fees may apply for special settlement.

In the case of a Purchase Order involving an In-Kind Transfer, the Sponsor may, in its sole discretion, extend the deadline for receipt of the Basket Amount Deposit Assets to accommodate delays or disruptions in the applicable network for the Digital Asset(s) constituting the Deposit Assets; provided, however, that all cash amounts corresponding to a Purchase Order, regardless of the presence of an In-Kind Transfer, are due on or before the settlement date.

Eligibility

To be eligible to place a Purchase Order with US Bank, an AP must be a DTC Participant.

Cut-Off Time for Purchase Orders

US Bank must receive all Purchase Orders to purchase Creation Unit Aggregations no later than 3:00 P.M. Eastern (or such earlier times if so designated). APs should reference the password-protected https://portal.iceetfhub.ice.com/ website for cut-off exceptions. If Purchase Orders are received by the Trust’s identified Cut-off Time and are accepted by US Bank, the Purchase Order will be processed based on the NAV of the Trust as next determined.

The date on which a Purchase Order to purchase Creation Unit Aggregations is placed is referred to as the “Transmittal Date.” An AP placing orders for Creation Unit Aggregations of the Trust should afford sufficient time to permit proper submission of the order to US Bank prior to the identified Cut-off Time on the Transmittal Date. Purchase Orders received after the Cut-off Time will be processed the next Business Day.

Transmittal of Purchase Orders

Purchase Orders may be transmitted by an AP to US Bank via telephone or the internet.

By telephone: 1-800-617-0004

By internet: https://portal.iceetfhub.ice.com/website

Economic or market disruptions, or telephone or other communication failure may impede the ability to reach US Bank or an AP.

Transaction Fees

A Transaction Fee may be charged for each Creation Unit created. The Transaction Fee for redemptions is $300 per order to create Creation Units plus the Variable Transaction Fee.

Receipt of Purchase Order

A Purchase Order is deemed received by US Bank on the Transmittal Date if (i) such order is received by US Bank not later than the specified Cut-off Time on such Transmittal Date; and (ii) all other applicable procedures set forth in this Procedures Handbook are properly followed. US Bank will inform the Trust on the Transmittal Date once it has received and accepted a Purchase Order. The Trust reserves the right to reject a Purchase Order for the reasons set forth in the Prospectus, which are specified below.

In the case of a cash Purchase Order, once the Trust has received and accepted a Purchase Order, on the Purchase Order date the Trust will enter into a transaction with the Trust Counterparty to purchase the corresponding Digital Assets. As soon as practicable after 4:00 p.m. ET, the Sponsor will determine the Cash Component, including any dollar cost difference between the prices of Digital Assets utilized in calculating NAV per Share and the price at which the Trust acquires the Digital Assets.

In the case of an In-Kind Purchase Order once the Trust has received and accepted a Purchase Order, on the Purchase Order date, as soon as practicable after 4:00 p.m. ET, the Sponsor will determine the Basket Amount, including any dollar cost difference between the prices of Digital Assets utilized in calculating NAV per Share and the price at which the Trust acquires the Digital Assets.

The Authorized Participant shall be responsible for the dollar cost of the difference between the Digital Asset price utilized in calculating NAV per Share on the Purchase Order date and the price at which the applicable Trust acquires the Digital Assets to the extent the price realized in buying the Digital Assets is higher than the Digital Asset price utilized in the NAV. To the extent the price realized in buying the Digital Asset is lower than the Digital Asset price utilized in the NAV, the Authorized Participant shall get to keep the dollar impact of any such difference.

Delivery of Creation Units

For a cash Purchase Order, on the Business Day immediately after Purchase Order date:

●	The Authorized Participant will deliver the cash component to the Trust’s cash account that is maintained with the Custodian no later than 3:00 P.M. ET.

●	The Trust Counterparty will deposit the Digital Assets purchased by the Trust into the Trust’s trading account with the Digital Asset Custodian no later than 3:00 P.M. ET.

●	Once the Trust has received confirmation from the Custodian that the Cash Component has been received and from the Digital Asset Custodian that the Digital Assets have been received, the Trust will release the corresponding Shares to the Authorized Participant.

For an In-Kind Purchase Order, on the Business Day immediately after Purchase Order date:

●	The Authorized Participant will deliver the Digital Assets into the Trust’s trading account with the Digital Asset Custodian no later than 3:00 P.M. ET.

●	Once the Trust has received confirmation from the Digital Asset Custodian that the Digital Assets have been received, the Trust will release the corresponding Shares to the Authorized Participant.

Settlement

Purchase Orders for the Trust normally settle on a T+1 basis. At its sole discretion, the Sponsor may require a settlement cycle shorter or longer than T+1. No Shares will be issued unless and until the Sponsor has confirmed that any outstanding cash or Digital Assets due from the Authorized Participant, as applicable, have been settled with the Trust.

Suspension or Rejection of Purchase Orders

In respect of the Trust, the Sponsor may, in its discretion, suspend the right to purchase, or postpone the purchase settlement date: (1) for any period during which Nasdaq or other exchange material to the valuation or operation of the Trust is closed; (2) for any period during which an emergency exists as a result of which the fulfillment of a purchase order is not reasonably practicable; or (3) for such other period as the Sponsor determines to be necessary for the protection of the shareholders. The Sponsor will not be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

The Sponsor also may reject a purchase order if:

●	It determines that the purchase order is not in proper form;

●	The Sponsor believes that the purchase order would have adverse tax consequences to the Trust or its shareholders;

●	The order would be illegal; or

●	Circumstances outside the control of the Sponsor make it, for all practical purposes, not feasible to process creations of Creation Units.

None of the Sponsor, the Administrator or the Custodian will be liable for the suspension or rejection of any purchase order.

Purchase of Creation Units Without Receipt of Deposit Assets

Creation Units of the Trust may be purchased in advance of receipt by the Trust of all or a portion of the applicable Deposit Assets, provided that the Authorized Participant deposits an initial deposit of cash with the Trust having a value greater than the net asset value of the Shares on the date the Purchase Order is placed in proper form. In addition to available Deposit Assets or cash that generally comprise a Creation Unit, cash must be deposited in an amount equal to 115% of the market value of any undelivered Deposit Assets (the “Additional Cash Deposit”). The Purchase Order shall be deemed to be received on the Business Day on which the Purchase Order is placed provided that the Order is placed in proper form prior to Cut-Off Time on such date and cash in the appropriate amount is deposited with the Custodian by 1:00 p.m. Eastern Time or such other time as designated by the Custodian on settlement date. If the Order is not placed in proper form by Cut-Off Time or federal funds in the appropriate amount are not received by 1:00 p.m. Eastern Time on settlement date, then the Purchase Order may be deemed to be rejected and the Authorized Participant shall be liable to the Trust for losses, if any, resulting therefrom. An additional amount of cash shall be required to be deposited with the Trust, pending delivery of the missing Deposit Assets to the extent necessary to maintain an amount of cash on deposit with the Trust at least equal to 115% of the daily marked to market value of the missing Deposit Assets. At the sole discretion of the Trust, the Trust may use the cash on deposit to purchase the missing Deposit Assets. The Authorized Participant will be liable to the Trust for the costs incurred by the Trust in connection with any such purchases and the Authorized Participant shall be liable to the Trust for any shortfall between the cost to the Trust of purchasing any missing Deposit Assets and the value of the collateral. These costs will be deemed to include the amount by which the actual purchase price of the Deposit Assets exceeds the market value of such Deposit Assets on the day the Purchase Order was deemed received by US Bank plus the brokerage and related transaction costs associated with such purchases. The Trust will return any unused portion of the Additional Cash Deposit once all of the missing Deposit Assets have been properly received by the Digital Asset Custodian. The Trust shall charge and the Authorized Participant agrees to pay to the Trust the Transaction Fee and any additional fees prescribed in the Prospectus. The delivery of Creation Units of the Trust so created will occur no later than the prescribed settlement date following the day on which the Purchase Order is deemed received by US Bank.

REDEMPTION OF SHARES

Shares of the Trust may be redeemed only in Creation Unit Aggregations of a specified number of a minimum of 10,000 Shares, or such other amount of Shares as designated in the Trust’s Prospectus, through US Bank on a continuous basis, without a sales load, at their NAV next determined after receipt of a Redemption Order on any Business Day. The Trust will not redeem Shares in amounts less than the Creation Unit Aggregation.

By placing a redemption order, an Authorized Participant agrees to deliver the Creation Units to be redeemed through DTC’s book-entry system to the Trust not later than 3:00 P.M. (Eastern Time), on the first Business Day immediately following the redemption order date (T+1). By placing a redemption order, and prior to receipt of the redemption proceeds, an Authorized Participant must wire to the Custodian the non-refundable transaction fee due for the redemption order or any proceeds due will be reduced by the amount of the fee payable. At its sole discretion, the Sponsor may agree to a delivery date other than T+1. Additional fees may apply for special settlement.

Determination of Redemption Proceeds

The redemption proceeds from the Trust consist of the cash and/or Digital Assets redemption amount. The redemption amount is equal to the NAV of the number of Creation Unit(s) of the Trust requested in the Authorized Participant’s redemption order as of the time of the calculation of the Trust’s NAV on the redemption order date, less transaction fees.

Receipt of Redemption Order

A Redemption Order is deemed received by US Bank on the Transmittal Date if (i) such order is received by US Bank not later than the specified Cut-off Time on such Transmittal Date; and (ii) all other applicable procedures set forth in this Procedures Handbook are properly followed. US Bank will inform the Trust on the Transmittal Date once it has received and accepted a Redemption Order. The Trust reserves the right to reject a Redemption Order for the reasons set forth in the Prospectus, which are specified below.

Once the Trust has received and accepted a Redemption Order, US Bank will transmit a confirmation of acceptance to the Authorized Participant that placed the Redemption Order indicating the cash amount and, in the case a of Redemption Order involving an In-Kind Transfer, the amount of Shares required to be delivered by the Authorized Participant.

In the case of a cash Redemption Order, once the Redemption Order is received and accepted, on the Redemption order date:

●	the Trust will instruct the Digital Asset Custodian to prepare to move the corresponding Digital Assets from the Trust’s custody account to its trading account.

●	The Trust will enter into a transaction with the Trust Counterparty to sell the corresponding Digital Assets.

●	As soon as practicable after 4:00 p.m. ET, the Sponsor will determine the Cash Component, including any dollar cost difference between the price of Digital Assets utilized in calculating NAV per Share and the price at which the Trust sells the Digital Assets.

In the case of an In-Kind Redemption Order, once the Redemption Order is received and accepted, on the Redemption order date, as soon as practicable after 4:00 p.m. ET, the Sponsor will determine the Basket Amount, including any dollar cost difference between the price of Digital Assets utilized in calculating NAV per Share and the price at which the Trust sells the Digital Assets.

The Authorized Participant shall be responsible for the dollar cost of the difference between the Digital Asset price utilized in calculating NAV per Share on the Purchase Order date and the price at which the applicable Trust acquires the Digital Assets to the extent the price realized in buying the Digital Assets is higher than the Digital Asset price utilized in the NAV. To the extent the price realized in buying the Digital Asset is lower than the Digital Asset price utilized in the NAV, the Authorized Participant shall get to keep the dollar impact of any such difference.

Delivery of Redemption Proceeds

For a cash Redemption Order, on the Business Day immediately after Redemption Order date:

●	The Authorized Participant will deliver the Basket of Shares to be redeemed to US Bank no later than 3:00 P.M. ET.

●	The Trust Counterparty will deposit the cash from the sale of the Digital Assets into the Trust’s trading account with the Custodian no later than 3:00 P.M. ET.

●	Once the Trust has received confirmation from the Custodian that the cash from the sale of the Digital Assets and has received confirmation from US Bank that that the Authorized Participant has delivered to the Trust’s account at DTC the total number of Shares to be redeemed by such Authorized Participant to such Redemption Order and has paid US Bank the applicable transaction fees, the Trust will cancel the Shares comprising the number of Baskets redeemed by the Authorized Participant.

●	The Trust will then instruct the Digital Asset Custodian to transfer the corresponding Digital Assets agreed on the sell transaction from the Trust’s trading account to the Trust Counterparty

●	The Trust will transfer the Cash Component from the cash account maintained with the Custodian to the Authorized Participant.

For a Redemption Order involving an In-Kind Transfer, the Sponsor shall, on the Business Day immediately after Redemption Order date, deliver, through the Digital Asset Custodian, the Basket Amount specified in the confirmation by US Bank to the network address indicated by the Authorized Participant in its Redemption Order.

In the case of a Redemption Order involving an In-Kind Transfer, the Wallet Address indicated by the redeeming Authorized Participant shall be properly formatted and in the control of the Authorized Participant or its designee for receipt of the Basket Amount. As between the Trust, US Bank, Sponsor and Digital Asset Custodian, on the one hand, and the Authorized Participant (and any of its agents, intermediaries or designees) on the other hand, the Authorized Participant shall be solely responsible for delivery to US Bank and the Sponsor the correct Wallet Address for receipt of the Basket Amount. Having caused such delivery, the Digital Asset Custodian shall send written confirmation thereof to the Sponsor, and the Sponsor shall deliver to US Bank, who shall then cancel the Basket Amount so redeemed. Notwithstanding the foregoing, the Authorized Participant shall not be responsible for any Loss arising from (i) the Sponsor’s, Trust’s, US Bank’s, Digital Asset Custodian’s, or any of their respective agents’ failure to transmit Digital Assets to the Wallet Address specified in the accepted Redemption Order or confirmed in writing by the Authorized Participant; (ii) any alteration, substitution, corruption, or mis-entry of a Wallet Address after receipt by US Bank, the Sponsor, the Trust, or the Digital Asset Custodian; (iii) failure of the Digital Asset Custodian or other service provider to execute or confirm a transfer properly submitted in accordance with the Procedures; or (iv) any blockchain, network, protocol, custodian, counterparty, or service-provider failure not caused by the Authorized Participant’s gross negligence, bad faith, fraud, or willful misconduct.

No Digital Asset transfer in respect of an In-Kind Redemption Order shall be initiated unless the Wallet Address has been confirmed by an Authorized Person through a commercially reasonable callback, portal confirmation, or other authentication procedure agreed by the parties.

The Sponsor is also authorized to deliver the redemption distribution notwithstanding that the Creation Units to be redeemed are not credited to the Trust’s DTC account by 12:00 P.M. (Eastern Time), on the first Business Day immediately following the redemption order date if the Authorized Participant has collateralized its obligation to deliver the Creation Units through DTC’s book-entry system on such terms as the Sponsor may determine from time to time.

Eligibility

To be eligible to place Redemption Orders with US Bank, an AP must be a DTC Participant.

Cut-Off Time for Redemption Orders

US Bank must receive all Redemption Orders to redeem Creation Unit Aggregations no later than 3:00 P.M. Eastern (or such earlier times if so designated). APs should reference the password-protected etf.operations@usbank.com website for cut-off exceptions.

If Redemption Orders are received by the Trust’s identified Cut-off Time and are accepted by US Bank, the Redemption Order will be processed based on the NAV of the Trust as next determined on such date. The date on which a Redemption Order to redeem Creation Unit Aggregations is placed is referred to as the “Transmittal Date.” An AP placing a Redemption Order for Creation Unit Aggregations of the Trust should afford sufficient time to permit proper submission of the order to US Bank prior to the identified Cut-off Time on the Transmittal Date. Requests received after the Cut-off Time will be processed the next Business Day.

Transmittal of Redemption Orders

Redemption Orders may be transmitted by an AP to US Bank by telephone or the internet.

By telephone: 1-800-617-0004

By internet: https://portal.iceetfhub.ice.com/website

Economic or market disruptions, or telephone or other communication failure may impede the ability to reach US Bank or an AP.

Transaction Fee

A Transaction Fee may be charged for each Creation Unit redeemed. The Transaction Fee for redemptions is $300 per order to redeem Creation Units plus the applicable Variable Transaction Fee.

Settlement

Redemption Orders customarily settle on a T+1 basis. Redemption Orders which may settle earlier than T+1 may be subject to a charge, which shall be calculated as determined by the Trust or Sponsor.

Suspension or Rejection of Redemption Orders

The postponement, suspension or rejection of creation or redemption orders may adversely affect an investment in the Shares of the Trust. To the extent orders are suspended or rejected, the arbitrage mechanism resulting from the process through which Authorized Participants create and redeem Shares directly with the Trust may fail to closely link the price of the Shares to the value of the Index Constituents. If this is the case, the liquidity of the Shares may decline, and the price of the Shares may fluctuate independently of the Index and may fall.

There are no limitations on the Sponsor’s discretion to postpone, suspend or reject purchase or redemption orders under the Securities Act or SEC listing orders permitting the listing and trading of the Trust’s Shares on the Exchange. In addition, Shareholders of the Trust will not have the protections provided in this regard that are applicable to Trusts regulated under the Investment Company Act of 1940.

Redemption of Creation Units Without Receipt of Shares

Creation Units of the Trust may be redeemed in advance of receipt by the Trust of all or a portion of the Creation Unit to be redeemed, provided that the Authorized Participant deposits an initial deposit of cash with the Trust having a value greater than the net asset value of the missing Shares on the date the Redemption Order is placed in proper form. Such cash must be deposited in an amount equal to 115% of the net asset value of any undelivered Shares (the “Cash Collateral”). The Order shall be deemed to be received on the Business Day on which the Order is placed provided that the Order is placed in proper form prior to Cut-Off Time on such date and cash in the appropriate amount is deposited with the Custodian by 6:00 p.m. Eastern Time or such other time as designated by the Custodian on settlement date. If the Order is not placed in proper form by Cut-Off Time or federal funds in the appropriate amount are not received by 6:00 p.m. Eastern Time on settlement date, then the Order may be deemed to be rejected and the Authorized Participant shall be liable to the Trust for losses, if any, resulting therefrom. An additional amount of cash shall be required to be deposited with the Trust, pending delivery of the missing Shares to the extent necessary to maintain an amount of cash on deposit at least equal to 115% of the daily net asset value of the missing Shares. At the sole discretion of the Trust, the Trust may use the cash on deposit to purchase the missing Shares or acquire the Deposit Assets and cash amount underlying such Shares. The Authorized Participant will be liable to the Trust for the costs incurred by the Trust in connection with any such purchases and the Authorized Participant shall be liable to the Trust for any shortfall between the cost to the Trust of acquiring such Shares, the Deposit Assets or cash amount and the value of the Cash Collateral. These costs will be deemed to include the amount by which the actual purchase price of the Shares or Deposit Assets exceeds the net asset value of such Shares on the day the Creation Order was deemed received by the Distributor plus the brokerage and related transaction costs associated with such purchases. The Trust will return any unused portion of the Cash Collateral once all of the missing Shares have been properly received by the Custodian or purchased by the Trust and deposited into the Trust. The Trust shall charge and the Authorized Participant agrees to pay to the Trust the Transaction Fee and any additional fees prescribed in the Prospectus. The delivery of Shares of the Trust so redeemed will occur no later than the prescribed settlement date following the day on which the Redemption Order is deemed received by US Bank.

APPENDIX A

CONTACT INFORMATION

CREATION/REDEMPTION ORDERS (FOR AUTHORIZED PARTICIPANTS ONLY)	1-800-617-0004
HASHDEX ASSET MANAGEMENT LTD. INFORMATION
INDEXRECEIPT AGENT/TRANSFER AGENT/ CUSTODIAN	1-800-617-0004

INTERNET:

CREATION/REDEMPTION ORDERS (FOR AUTHORIZED PARTICIPANTS ONLY	https://portal.iceetfhub.ice.com/website
GENERAL HASHDEX ASSET MANAGEMENT LTD. INFORMATION	https://www.hashdex.com/en-KY/about-us

ADDRESS:

All Correspondence Via U.S. Mail to: US Bank

Attn: Hashdex Nasdaq ETF

615 E Michigan St

Milwaukee, WI 53202

APPENDIX B

PRODUCT INFORMATION

Ticker	NCIQ
Trading Symbol	NCIQ
Intraday Indicative Value (IIV)	NCIUS.IV
NAV Symbol	NCIQ.NV
Shares Outstanding Symbol	NCIQ.SO
WSJ Price/Bloomberg Symbol	NCIQ.BH

OTHER INFORMATION

NSCC Instruction Symbol	NCIQ
CUSIP #
NSCC Instruction CUSIP #
Tax ID #	33-2103856
Shares Per Creation Unit	10,000
Lead Market Maker

APPENDIX C

GLOSSARY OF TERMS

“Administrator” means US Bancorp Fund Services, LLC.

“AP” means Authorized Participant.

“Basket Amount” means, in the case of a Purchase Order involving In-kind Transfers, the amount of Deposit Assets to be delivered by an Authorized Participant to satisfy such Purchase Order and, in the case of a Redemption Order involving In-kind Transfers, the amount of Deposit Assets to be delivered to satisfy such Redemption Order.

“Business Day” means any day the Shares trade on Nasdaq.

“Cash” means same day funds in United States dollars.

“Cash Component” means  the estimated cash amount the Authorized Participant needs to deposit in the case of a Purchase Order involving cash Transfers.

“Creation” means the act of creating a Creation Unit Aggregation.

“Creation Unit” and “Creation Unit Aggregation” mean an aggregation of 10,000 Shares, or such other amount of Shares as designated in the Trust’s Prospectus.

“Custodian” means the Trust’s cash custodian, U.S. Bank National Association.

“Cut-off Time” means the time that a Purchase Order must be transmitted to US Bank to be deemed received. All times are Eastern Time.

“Deposit Assets” refers to a designated basket of Digital Assets for inclusion in Purchase Orders involving In-Kind Transfers for the purchase of Creation Units.

“Digital Asset” refers to digital assets held by the applicable Trust, as set forth on Schedule A of this Agreement.

“Digital Asset Custodian” means each of Coinbase Custody Trust Company, LLC, BitGo Trust Company, Inc or Fidelity Digital Asset Services, LLC.

“DTC” means The Depository Trust Company.

“DTC Participant” refers to a participant in the facilities of the Depository Trust Company.

“DVP” means Delivery Versus Payment, as defined by DTC.

“IIV” means Intraday Indicative Value.

“In-Kind Transfer” involves the use of Deposit Assets for the purposes of purchasing or redeeming Creation Units.

“Index” means Nasdaq CME Crypto Settlement Price Index (NCIS).

“Nasdaq” means the Nasdaq Stock Market, LLC.

“NAV” means net asset value for the Shares, as determined by the Index.

“Orders” means any order to purchase or redeem Creation Unit Aggregations.

“PIN” means a unique personal identification number assigned to each AP that helps identify the AP and authenticate instructions.

“Procedures Handbook” means the Hashdex Nasdaq CME Crypto Index ETF Authorized Participant Procedures Handbook, as supplemented or amended from time to time.

“Prospectus” means the Trust’s then current prospectus included in its effective registration statement, as supplemented or amended from time to time.

“Purchase Orders” refers to the action of placing and processing orders to purchase Creation Unit Aggregations.

“Redemption Orders” refers to the action of placing and processing orders to redeem Creation Unit Aggregations.

“Shares” means the shares of the Trust.

“Sponsor” means the Trust’s sponsor, Hashdex Asset Management Ltd.

“Transaction Fee” is a fixed dollar fee charged for each Creation Unit regardless of the number of Creations per Business Day for an AP and the applicable Variable Transaction Fee.

“Transfer Agent” means U.S. Bancorp Fund Services, LLC.

“Transmittal Date” means the date on which a Purchase Order to purchase Creation Unit Aggregations is placed.

“Trust” means the Hashdex Nasdaq CME Crypto Index ETF.

“Trust Counterparty” means the Crypto Asset Counterparty or the Prime Execution Agent, as each of those terms are defined in the Prospectus.

“Trustee” means CSC Delaware Trust Company.

“US Bank” means U.S. Bancorp Fund Services, LLC.

“Variable Transaction Fee” means the applicable variable fee charged based on the total value of Creation Unit Aggregations purchased or redeemed. For the purchase of a Creation Unit, the Variable Transaction Fee is equal to (i) the amount, if any, that the actual trade cost of the underlying assets of the Creation Unit exceeds the NAV of the Creation Unit; plus (ii) any financing costs of the Trust associated with the trading of the underlying assets of the Creation Unit. For the redemption of a Creation Unit, the Variable Transaction Fee is equal to the amount, if any, that the actual cash proceeds from the sale of the underlying assets of the Creation Unit are less than the NAV of the Creation Unit.

“Wallet Address” means each unique address on the applicable blockchain network designated by each Digital Asset Custodian and the Authorized Participant for the transfer or receipt of the Basket Amount.